                                                                    Exhibit 11.1

                                                         Year ended August 31,
                                --------------------------------------------------------------------------
                                   1993            1994            1995            1996            1997
                                ----------      ----------      ----------      ----------      ----------
Net income...................       86,000       1,027,000       4,904,000       8,845,000      12,431,000
                                ==========      ==========      ==========      ==========      ==========
Weighted average common
  shares outstanding.........   12,150,000      12,150,000      12,150,000      12,172,000      12,341,000

Common stock options,
  utilizing treasury stock
  method when dilutive.......           --              --         419,000       1,672,000       1,993,000
                                ----------      ----------      ----------      ----------      ----------
Weighted average shares
  outstanding................   12,150,000      12,150,000      12,569,000      13,844,000      14,334,000
                                ==========      ==========      ==========      ==========      ==========

Earnings per share...........          .01             .08             .39             .64             .87
                                       ===             ===             ===             ===             ===